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                                                                    EXHIBIT 10.1

                        WORLDPORT COMMUNICATIONS, INC.

                                                  February 29, 2000

Mr. James L. Martin Jr.
2303 Noble Victory Court
Reston, Virginia 20191

Dear Jim:

  We are pleased to offer you employment with WorldPort Communications, Inc. commencing March 1, 2000 (or such other date that we shall mutually agree upon) on the following terms:

Position:        Director of European Operations and Chief Technology Officer to
                 be based in Dublin, Ireland. You shall devote all of your business time and attention to the business and affairs of WorldPort consistent with your position.

Term:            Three years from commencement date.

Salary:          US $280,000 per year

Annual Bonus:    You will be eligible to receive an annual bonus (payable within
                 45 days of fiscal year-end) of up to 40% of your annual base salary based upon your achievement of performance and other specific objectives established by the Board.

Sign-on Bonus:   US $70,000 payable in cash within 14 days of your acceptance of this offer. If you voluntarily resign from your position on or prior to the one year anniversary of the commencement date, you will be required to repay this bonus within 30 days of your resignation.

Options: You will be granted options to purchase 650,000 shares of WorldPort common stock at an exercise price of not less than the fair market value of the common stock on the grant date, which options will vest quarterly in 1/16th increments over the four year period from the date of grant (and vest in full upon your death) and shall otherwise be subject to the terms of WorldPort's stock option plan and form of stock option agreement.

Relocation
Expenses:        WorldPort will pay directly, or reimburse you for (upon
                 presentation of appropriate vouchers or receipts in accordance with WorldPort's expense reimbursement policies) the following reasonable costs and expenses relating to your relocation:

                (1) expenses of moving your possessions and immediate family members from Virginia to Ireland;

                (2) expenses of furnishing your new home in Ireland, not to exceed US $20,000;

                (3) airplane travel expenses (for business class travel) between Ireland and Virginia for you and your immediate family members for up to two trips per year;

                (4) tuition expenses for your children's secondary schooling in Ireland; and
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Mr. James L. Martin Jr.
February 29, 2000
Page 2


                (5) expenses of storing your household possessions that remain in the U.S.

Housing: WorldPort will provide housing for you and your family in Ireland, such housing to be mutually agreed upon by WorldPort and you (it being understood that WorldPort will not be required to expend more than US $4,500 per month for such housing and related costs).

Automobile:     WorldPort will lease an automobile for your business use, such automobile to be mutually agreed upon by WorldPort and you (it being understood that WorldPort will not be required to expend more than US $1,000 per month for such automobile and related costs)

Insurance       Health insurance, including family coverage. In addition (to the extent that you are insurable and such policies can be purchased at reasonable rates), WorldPort will purchase and maintain (or reimburse you for, upon presentation of appropriate vouchers or receipts in accordance with WorldPort's expense reimbursement policies) a life insurance policy on your life in the amount of US $500,000, the beneficiary(ies) of which shall be designated by you, as well as a long-term disability policy; provided that WorldPort will not be required to expend more than US $6,200 in annual premiums for these two policies.

Vacation:       Four weeks paid vacation, not to be taken more than two weeks at a time and not to be carried over from year to year

Travel: You will be expected to travel as the needs of the business may require.

Termination
Benefits:       In the event your employment is terminated by WorldPort without cause, other than due to your death or disability, you shall be paid, in full satisfaction of your rights against WorldPort for termination of your employment, a severance payment equal to one years' base salary, payable in a lump sum within 30 days of the termination date. In the event your employment is terminated due to cause, your death or a disability which prevents you from performing your duties for three consecutive months or 90 days within any one year period, you shall be paid only through the termination date.

Cause:          Your conviction of or plea of guilty or nolo contendere to a
                                                        ---- ----------
                felony; gross negligence or willful misconduct in performing your duties; failure to comply with this Agreement in any material respect or failure to carry out appropriate responsibilities assigned by management or the Board of Directors; commission of fraud, theft against or embezzlement from WorldPort.

Non-Solicitation
Period: You agree that, for one year after the termination of your employment, you will not solicit or hire any persons who are employed by or acting as a consultant to WorldPort during such period.
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Mr. James L. Martin Jr.
February 29, 2000
Page 3

Confidentiality:    You agree that you will, during and after the end of the
                    term of your employment, keep confidential all non-public information concerning WorldPort and its business, except in the business of and for the benefit of WorldPort, and you will not, directly or indirectly, use for your own account any of such information.

Remedies:           As you can understand, because we have to be protected,
                    WorldPort will be entitled, in addition to other remedies, to obtain an injunction against any potential or actual violations of your non-solicitation or confidentiality agreements.

Taxes: All compensation shall be subject to applicable withholding taxes. WorldPort also will pay you an additional amount to cover any foreign income taxes payable by you as a result of your relocation to Ireland.

Governing Law:      Illinois

Representation:     You represent that your execution of this letter and your
                    performance of your obligations hereunder will not violate the terms of any agreement, arrangement, or understanding, order or decree to which you are a party or by which you are bound.

     Please indicate your acceptance of the terms of this offer letter by your signature below. Once signed by both parties, this offer letter shall be binding on both parties. We look forward to your joining WorldPort and working with you in building our exciting new venture.

                                   Sincerely,

                                   /s/ Carl J. Grivner

                                   Carl J. Grivner


Accepted and Agreed to
as of the date set forth above:

 /s/ James L. Martin
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James L. Martin